December 2, 2019

American Century World Mutual Funds, Inc.
4500 Main Street
Kansas City, Missouri 64111

Ladies and Gentlemen:

I have acted as counsel to American Century World Mutual Funds, Inc., a Maryland corporation (the “Company”), in connection with Post-Effective Amendment No. 82 (the “PEA”) to the Company’s Registration Statement on Form N-1A (File Nos. 033-39242, 811-06247), relating to the public offering from time to time of any or all of the Company’s authorized shares of common stock, par value One Cent ($0.01) per share, that have been classified and designated as indicated on Schedule A to this letter (the “Shares”).

In connection with rendering the opinions set forth below, I have examined the PEA; the Company’s Articles of Incorporation, Articles Supplementary, and Bylaws, as reflected in the Company’s corporate records; resolutions of the Board of Directors of the Company relating to the authorization and issuance of the Shares; and such other documents I deemed relevant. In conducting my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy, and completeness of documents purporting to be originals, and the conformity to originals of any copies of documents. I have not independently established any facts represented in the documents so relied on.

I am a member of the Bar of the State of Missouri. The opinions expressed in this letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the laws (other than the conflict of law rules) of the State of Maryland that in my experience are normally applicable to the issuance of shares by registered investment companies such as the Company. I express no opinion with respect to any other laws.

Based upon and subject to the foregoing and the qualifications set forth below, it is my opinion that:

1.    The issuance of the Shares has been duly authorized by the Company.

2.    When issued and paid for upon the terms provided in the PEA, and assuming the continued valid existence of the Company under the laws of the State of Maryland, the Shares will be validly issued, fully paid and non-assessable.

Please note that I am an employee of American Century Services, LLC, an affiliate of the Company’s investment advisor, American Century Investment Management, Inc.

I hereby consent to the use of this opinion as an exhibit to the PEA. I assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the PEA. In giving my consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Ashley L. Bergus
Ashley L. Bergus
Assistant Secretary

SCHEDULE A

Series Name	Class Name
Emerging Markets Fund	Investor
A
I* Y
C
R R5
R6

Emerging Markets Small Cap Fund	Investor
I*
A
C
R
R6

Focused Global Growth Fund	Investor
I*
Y A
C
R R5
R6

Global Small Cap Fund	Investor
I*
A
C
R
R6

Focused International Growth Fund	Investor
I*
A
C
R
R6
G

International Growth Fund	Investor
I* Y
A
C
R R5
R6

International Opportunities Fund	Investor
I*
A
C
R

International Value Fund	Investor
I*
A
C
R
R6

Non-U.S. Intrinsic Value Fund	Investor
G
A
I
R
R6

NT Emerging Markets Fund	G**

NT International Growth	G**

NT International Small-Mid Cap Fund	Investor
G**

NT International Value Fund	Investor
G**

*Formerly Institutional Class; name changed April 10, 2017.
**Formerly Institutional Class; name changed July 31, 2017.